ARTICLES OF AMENDMENT
                                      OF
                         LUMALURE MANUFACTURING, INC.

     Pursuant to the provisions of the Nevada Business Corporation, Lumalure Manufacturing, Inc. adopts the following Articles of Amendment to its Articles of Incorporation:

     1. The following amendment of the Articles of Incorporation was adopted by the stockholders of the Corporation on December 29, 1989 in the manner prescribed by Incorporation of Lumalure Manufacturing, Inc.

     2. That the First Article of the Articles of Incorporation filed April 20, 1983 amended on May 1, 1986, should be further amended to read as follows:

NAME: Th name of the Corporation (hereinafter called "Corporation") is Sairam Technologies, Ltd.

     3. That the Fifth Article of the Articles of Incorporation filed April 20, 1983 should be amended by amending the Fifth Article to read as follows:

     The existing common stock of the Corporation of which there are 3,301,203 shares fully paid, issued and outstanding shall be revered split on the basis of seven (7) shares for one (1) share so there are now 471,600 shares fully paid, issued and outstanding. The remainder of the Articles shall read: The Corporation shall have the authority to issue forty million (40,000,000) shares of common stock with a par value of #.01 par share, all stock of the Corporation shall have the same rights and preferences, fully paid stock of this Corporation shall not be liable to any further call or assessment.

     4. The number of shares of Lumalure Manufacturing, Inc. outstanding at the time of such adoption was 3,301,203 shares and the number of shares

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entitled to vote thereon was 3,301,203 shares consisting of common shares and there is no other class of shares or security authorized by the Corporation other than common.

     The Corporation at the time of the stockholders meeting, had outstanding 3,301,203 shares entitled to vote on said proposal. At said shareholders meeting, 1,750,000 shares voted in favor of amending Articles I and V with 0 shares voting against the proposal; all shares are of one kind of class.

     6. The proposed amendment will not affect a change in the amount of stated capital of the Corporation.

     Executed by the undersigned President and Secretary of Lumalure Manufacturing, Inc. in duplicate on the 29th day of December, 1989.

By: /s/ Chris Roybal
    --------------------------
    President

By: /s/ Dannette Duffin
    --------------------------
    Secretary


State of Utah        )
                     :ss
County of Salt Lake )


     I hereby certify that on the 6th day of October, 1989 personally appeared before me Chris Roybal and Dannette Duffin who being by me first duly sworn, severally declared that they are persons who signed the foregoing Articles of Amendment as Officers of Lumalure Manufacturing, Inc. and that the statements therein contained are true.

/s/ Justeene Blankenship
-----------------------------
Notary Public

Commission Expires June 4, 1990